EXHIBIT 99.1

Contact: Sun Investor Inquiries (505) 468-2341

Sun Media Inquiries (505) 468-4582

Omega Contact, Robert Stephenson at
(410) 427-1700

Sun Healthcare Group, Inc. and Omega Healthcare Investors

Finalize and Close Lease Restructuring

Irvine, Calif. and Timonium, Md. (Mar. 2, 2004) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) and Omega Healthcare Investors, Inc. (NYSE-OHI) today jointly announced that they have finalized and closed definitive agreements regarding the 51 properties owned by various subsidiaries of Omega that are leased to various affiliates of Sun. On Jan. 26, 2004 Sun and Omega announced that they had reached an agreement in principle regarding the restructuring of the master leases covering those properties. That agreement has now been documented in a binding lease and related agreements, pursuant to which Sun will continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. The terms of the transaction remain as stated in the Jan. 26, 2004 release announcing the agreement in principle.

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Sun Healthcare Group, Inc., with Executive Offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

For further information regarding Sun and the matters reported herein, see the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002, a copy of which is available at Sun's website at www.sunh.com.

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At Dec. 31, 2003, the Company owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended Dec. 31, 2002, and other public filings made with the Securities and Exchange Commission.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.